Exhibit 10.1

FIRST AMENDMENT TO THE

KNOWLES CORPORATION

SENIOR EXECUTIVE CHANGE-IN-CONTROL SEVERANCE PLAN

WHEREAS, Knowles Corporation (the “Company”) maintains the Knowles Corporation Senior Executive Change-in-Control Severance Plan (the “Plan”); and

WHEREAS, the Company wishes to amend the Plan’s eligibility provisions so that those executives who report directly to the Company’s Chief Executive Officer are eligible to participate in the Plan.

NOW, THEREFORE, by virtue and in exercise of the amending authority reserved to the Compensation Committee of the Board of Directors of the Company under Article 11 of the Plan, the Plan is hereby amended, effective as of May 4, 2015, as follows:

1.	Article 1.a. of the Plan is hereby amended in its entirety to read as follows:

a.	Eligible Executives. Those executives who are eligible to participate in the Plan and to receive Severance Payments thereunder are (i) the Chief Executive Officer and the Chief Financial Officer of Knowles, Business Unit Presidents, those executives who report directly to the Chief Executive Officer of Knowles, and those Vice Presidents of Knowles who are designated as eligible by the Chief Executive Officer of Knowles from time to time; provided, however, that such executives (A) are employed in the United States or are a U.S.-based employee temporarily assigned to the non-U.S. payroll of a Subsidiary on an expatriate assignment, and (B) remain in such a position on the date of a “Change of Control” (as defined in Article 14) (such executives who meet the above eligibility requirements, the “Eligible Executives”).